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                                                                    EXHIBIT 99.4


                        INCENTIVE STOCK OPTION AGREEMENT

         THIS INCENTIVE STOCK OPTION AGREEMENT dated as of 1~, is entered into by and between WEST COAST BANCORP, an Oregon corporation (the "Corporation"), and 2~ ("Optionee").

         WHEREAS, Optionee is a valued and trusted employee of the Corporation's subsidiary, The Bank of Newport (the "Bank"), and Corporation considers it desirable and in its best interest that Optionee be given an inducement to acquire a further proprietary interest in the Corporation, and an added incentive to advance the interest of the Corporation, by possessing options to purchase common shares of the Corporation, in accordance with the Incentive Stock Option Plan (the "Plan") adopted by the Directors of the Corporation on August 15, 1985.

         NOW, THEREFORE, in consideration of the foregoing premises, it is agreed by and between the parties as follows:

         1. Grant of Options. Effective 1~ (the "Grant Date"), the Corporation granted Optionee the right, privilege and option to purchase a total of 3~ shares of its common stock at the option price of $4~ per share (the "Options"), exercisable as set forth in paragraph 3 below.

         2. Incentive Stock Options. The Options are incentive stock options and are granted pursuant to and subject to all of the provisions of the Plan applicable to incentive stock options, which provisions are by reference made a part hereof to the same extent as if set forth in their entirety herein, and to such other terms and conditions as are hereinafter stated, all determinations necessary or appropriate to the grant hereof having been made.

         3. Rights to Exercise of Options. The rights to exercise the Options shall accrue, arise and be non-forfeitable at the rate of two percent (2%) of the shares per month beginning 5~, and ending on the earlier of (a) the 6~ forty-ninth (49th) month thereafter, or (b) the date Optionee's employment with the Bank is terminated. However, all Options will become exercisable immediately, notwithstanding the foregoing, if: (i) the Optionee's employment with the Bank is terminated by reason of Optionee's Permanent and Total Disability (as defined in paragraph 10); (ii) the Optionee dies; or (iii) the Optionee's employment is terminated with the Bank upon a Change of Control (as defined in paragraph 10). Each of the foregoing rights to exercise the Options shall be cumulative and exercisable at any time after such right accrues, in the manner and subject to the conditions hereinafter provided.

         4. Method of Exercise. The Options shall be exercised by written notice directed to the Stock Option Committee of the Corporation, at the Corporation's principal place of business, accompanied by check payable to the Corporation in an amount equal to the product of the option price per share and the number of shares with respect to which such Option is being exercised. The Corporation shall make delivery of such shares within thirty (30) business days of receipt of such notice and payment therefor, provided that if any law or regulation requires the Corporation to take any action with respect to the shares specified in



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such notice before the issuance thereof, then the date of delivery of such shares shall be extended for the period reasonably necessary to take such action.

         5. Expiration of Options. The options shall expire upon the first to occur of the following dates:

                 (a) Upon the date of termination of the employment relationship between the Bank and Optionee if such employment relationship is terminated by the Bank for cause as that term is defined pursuant to the Plan, or is terminated by the Optionee for reasons other than retirement.

                 (b) The expiration of sixty (60) days from the date of termination of the employment relationship between the Bank and Optionee if such employment relationship is terminated by the Bank for any reason other than for cause, as that term is defined pursuant to the Plan, or if such employment relationship is terminated by Optionee because of retirement;

                 (c) The expiration of twelve (12) months after the date on which Optionee's employment by the Bank is terminated, if such termination be by reason of permanent and total disability;

                 (d) The expiration of twelve (12) months after the date of Optionee's death while in the employ of the Bank.

                 (e)      The expiration of ten (10) years from the Grant Date.

         6. Adjustments to Reflect Changes in Capital Structure. If and to the extent that the number of shares of common stock of the Corporation shall be increased or reduced by change in par value, split up, reclassification, distribution of a dividend payable in stock, or any other change which would dilute the number and kind of shares under the Options, then the number of shares subject to the Options and the option price per share shall be proportionately adjusted. If the Corporation is reorganized, consolidated or merged with another corporation, Optionee shall be entitled to receive Options covering shares of such reorganized, consolidated or merged company in the same proportion, at an equivalent price, and subject to the same conditions. For purposes of the preceding sentence, the excess of the aggregate fair market value of the shares subject to the Options immediately after the reorganization, consolidation or merger over the aggregate option price for such shares shall not be more than the excess of the aggregate fair market value of all shares subject to the Options immediately before such reorganization, consolidation or merger over the aggregate Option price of such shares, and the new Options or assumption of the old Options shall not give Optionee additional benefits which he did not have under the old Options or deprive Optionee of benefits which he had under the old Options.

         7. Non-Transferability of Options. The Options are non-transferable by Optionee, except in the event of his death by will or intestate succession, in which case the Options are exercisable by the Optionee's personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees, and legatees; and during Optionee's lifetime, the Options are exercisable only by Optionee.



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Optionee shall have no rights as a stockholder with respect to the shares to which the Options relate until payment of the Option price and delivery to Optionee of such shares as herein provided.

         8. Restrictions on Dispositions. All shares acquired by the Optionee pursuant to this Incentive Stock Option Agreement shall be subject to the restrictions on sale, encumbrance and other disposition contained in the Plan.

         The Options are not exercisable while there are outstanding, as hereinafter defined, any incentive stock options which were granted, before the granting of the Options, to Optionee to purchase stock in the Corporation or in a corporation which (at the time of the granting of such options) was a parent or subsidiary corporation of the Corporation, or in a predecessor corporation of any of such corporations. Any such incentive stock options shall be treated as outstanding until such options are exercised in full or expire by reason of lapse of time.

         In the event that the employment relationship between the Bank, or a parent or subsidiary thereof, and the Optionee shall terminate for any reasons, any shares of stock acquired by the terminated Optionee by or through the exercise of the Options which the terminated Optionee at any time desires to transfer to any person, shall first be offered to the Corporation. The terminated Optionee shall deliver written notice of intention to transfer such shares to the Corporation, which notice shall state the number of shares to be transferred and the purchase price therefor. Upon receipt of such written notice, the Corporation shall have the exclusive right to purchase those shares described in such notice for a period of thirty (30) days following the Corporation's receipt of such notice. Such right shall be exercisable by tender by the Corporation to the terminated Optionee of cash in the amount of the then fair market value of one such share (but not less than the price per share of the most recent sale of record) multiplied by the number of shares to be transferred.

         After the expiration of such thirty (30)-day period, in the event that the Corporation shall not have exercised the foregoing right, the terminated Optionee shall have the right to transfer the shares specified in such notice to any person.

         9. Binding Effect. This Incentive Stock Option Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, executors, administrators, successors and assigns.

         10. Definitions. For purposes of this Incentive Stock Option Agreement, the following definitions shall apply:

                 (a) The term "Permanent and Total Disability" shall mean a condition of mind or body that prevents Optionee from continuing to perform the executive officer duties previously performed for the Bank. The existence of Permanent and Total Disability shall be determined as follows:




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                          (1)     The Directors shall make an initial
determination and may have the Optionee examined by and rely upon the opinion of a physician selected by the Directors at the Corporation's expense for this purpose. If the Optionee claims Permanent and Total Disability and the Directors disagree, then the provisions in (2) shall apply.

                          (2)     In the event of disagreement, each party
shall select a physician at the party's expense, and the two physicians shall select a third to serve at the expense of the Corporation. The three physicians shall proceed as promptly as possible to determine whether Permanent and Total Disability exists. The agreement of any two of the three physicians will control and will be binding upon all parties. In making their determination, all of the physicians shall have access to all relevant medical records and information, and the Optionee shall submit to examination by any of the physicians who so request.

                 (b) The term "Change of Control" means (A) a consolidation, merger or exchange of shares whereby either the Corporation or The Bank of Newport is not a surviving entity; (b) any sale of substantially all of the assets of either the Corporation or The Bank of Newport; (c) a sale of more than fifty percent (50%) of the shares holding voting power of any class of voting securities of either the corporation or The Bank of Newport; or
(d) the Corporation or The Bank of Newport is in bankruptcy, conservatorship or receivership.

         IN WITNESS WHEREOF, the parties hereto have caused this Incentive Stock Option Agreement to be executed as of the date and year first above written.

                                        WEST COAST BANCORP, an Oregon
                                        corporation ("Corporation")

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
_________________________         By:________________________________
2~                                   VICTOR L. BARTRUFF, President
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                                  By:________________________________
                                     JANE A. MCKERN, Secretary





INCENTIVE STOCK OPTION PLAN